Exhibit 99.1

Media Contact:
Michael Gillette
941-681-3121
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Investor Relations:
941-681-3135

FOR IMMEDIATE RELEASE

SINOFRESH HEALTHCARE, INC. REPORTS FIRST QUARTER 2005

Announces Recommendation from Court-Appointed, Independent Authority To Discontinue Lawsuit
Against SinoFresh and its Executives

ENGLEWOOD, FL, May 18, 2005 – SinoFresh HealthCare, Inc. (OTC BB: SFSH), developer and marketer of consumer products for upper respiratory health, today announced its results for the first quarter of 2005.

Revenue in the first quarter of 2005 was $487,856, down from $1,931,569 in the first quarter of 2004. Gross profit in the first quarter of 2005 was $338,077, down from $1,523,013 in the first quarter of 2004. The decreases are attributable to a number of factors:

•	A very mild cough, cold and flu season as compared to the previous year.

•	First quarter 2004 included the recognition of approximately $800,000 in pay-to-scan sales, essentially consignment-type sales, for product shipped in the last quarter of 2003. The company is no longer subject to these types of sales.

•	Advertising and marketing spending was almost non-existent during the fourth quarter of 2004 through the middle of the first quarter of 2005. The Company launched a national advertising campaign in mid-February using funds raised through the sale of convertible debentures in December 2004. Due to the timing of the campaign, there was no significant impact on the revenues for first quarter 2005. In contrast, there was a heavy emphasis on advertising prior to and during the first quarter of 2004.

Total operating expenses for first quarter 2005 were $1,241,651, compared to $1,302,570 for first quarter 2004. The decrease is primarily the result of a reduction in salaries, professional fees, and R&D activities offset by increases in marketing and advertising, although advertising efforts did not begin until mid-quarter.

Net loss for the first quarter 2005 was $1,059,299, or ($.07) per basic share, compared to a net profit of $245,327, or $0.02 per basic share, in the same period of 2004.

Working capital deficit is approximately $1,017,000 as of March 31, 2005.

“While it is somewhat difficult to make a direct comparison of the two periods, there are very clear indicators that we have built a solid retail base and strong consumer response for our first product,” stated SinoFresh CEO and Chairman, Charles Fust. “Point-of-sales data, which measures actual consumer purchases, shows our product movement increased significantly from the beginning to the end of the first quarter while the overall cough, cold and flu segment had a sharp decline. This gives us confidence that our marketing programs are being effective,” he continued.

In other news, SinoFresh announced that a court-appointed, independent authority’s report recommended the discontinuation of a lawsuit against the Company and certain executives and a former executive brought on by a group of former investors in a class action lawsuit filed in early 2004. The suit alleged various self-dealings and other wrongdoings by the Company and its officers. The report, which was publicly released

May 12, 2005, found little merit to the plaintiffs’ allegations and will now go back to a judge as a basis to issue a final ruling.

Stated Mr. Fust, “We’ve known all along that these accusations were completely frivolous.” He added, “It’s an enormous relief to me personally, and I know the others who were unfairly cast under suspicion feel vindicated as well. What we all want now is just to get this behind us and to get on with building this company into something great.”

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative therapies for conditions of the upper respiratory system. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company holds many patents and patent applications on its innovative pharmaceutical technology and relies upon a distinguished panel of medical experts and a management team experienced in the bio-pharmaceutical arena.

The Company’s lead product, SinoFresh™ Nasal & Sinus Care, effectively cleanses the nose without causing user dependence or drowsiness. The Company is also researching how hygienic cleansing may aid in alleviating sinus distress, a problem that may affect 37 million Americans annually. SinoFresh™ Nasal & Sinus Care is available nationwide in Wal-Mart, Walgreens, Rite Aid, CVS, Sav-on drugs, Osco Drug and other drug, grocery and mass merchandise retailers. More information is available at www.sinofresh.com.

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004 (file No. 0-49764). The Company’s actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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*SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.